NEWS RELEASE

[GRAPHIC OMITTED] [MARCUS CORP LOGO]

THE MARCUS CORPORATION	For additional information, contact:
100 EAST WISCONSIN AVENUE, SUITE 1900	Douglas A. Neis
MILWAUKEE, WISCONSIN 53202-4125	(414) 905-1100
TELEPHONE 414-905-1000 FAX 414-905-2669
A NYSE company

FOR IMMEDIATE RELEASE

THE MARCUS CORPORATION REPORTS INCREASED
THIRD QUARTER RESULTS
Earnings Up 31.6%; Continued Improvement at Baymont Inns & Suites

Milwaukee, Wis., March 18, 2004…..The Marcus Corporation (NYSE: MCS) today reported increased revenues and earnings for the third quarter ended February 26, 2004.

Total revenues for the third quarter of fiscal 2004 were $94,431,000, a 2.7% increase from revenues of $91,986,000 for the third quarter of the prior year. Net earnings were $2,284,000 or $0.08 per diluted share for the third quarter of fiscal 2004, a 31.6% increase from net earnings of $1,735,000 or $0.06 per diluted share for the comparable prior period.

For the first three quarters of fiscal 2004, total revenues were $309,874,000, a 3.2% increase from revenues of $300,350,000 for the same period in the prior year. Earnings from continuing operations and net earnings were $20,032,000 or $0.67 per diluted share for the first three quarters of fiscal 2004, a 20.3% increase from earnings from continuing operations of $16,658,000 or $0.57 per diluted share and a 12.1% increase from net earnings of $17,874,000 or $0.61 per diluted share for the first three quarters of fiscal 2003. Continuing operations include The Marcus Corporation’s theatre, limited-service lodging and hotels and resorts divisions.

“Our increased third quarter earnings were primarily due to reduced interest expense and the continued improvement in operating income of Baymont Inns & Suites. We are also encouraged by the solid increase in revenue per available room (RevPAR) achieved by Marcus Hotels and Resorts and the continued strong performance of Marcus Theatres®,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres started the third quarter with a strong December and a record week between Christmas and New Year’s. Revenues and operating income were flat for the period, however, due to underperforming film

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product in January and February. Top-grossing movies for the quarter were Lord of the Rings: The Return of the King, Cheaper by the Dozen and Something’s Gotta Give.

“Our fiscal fourth quarter is off to a very strong start for Marcus Theatres. The box office for The Passion of the Christ, which opened on the last two days of our third quarter, is far surpassing all previous expectations and films including Starsky & Hutch, Hidalgo and Secret Window have opened strong. Potential hits for spring include Scooby-Doo 2: Monsters Unleashed, Kill Bill Volume 2, Home on the Range and the Alamo, with May openings including Van Helsing, Troy and Shrek 2,” said Marcus.

A new six-screen theatre in Tomah, Wisconsin, which the company is managing for the Ho-Chunk Indian Nation, opened early in the quarter and the company’s fourth 75-foot-wide UltraScreen™ opened shortly before the end of the quarter at the Marcus Elgin Fox Cinema in Elgin, Illinois. Marcus Theatres also announced plans to build a new theatre in Saukville, Wisconsin, a fast-growing area north of Milwaukee.

Baymont Inns & Suites reported a substantial improvement in operating income on flat revenues for the third quarter. The division’s RevPAR for comparable properties was up 0.9% for the quarter as the division continued to gain market share.

Marcus said the increase in operating income resulted primarily from improved performance from the company’s franchise operation and reduced administrative costs. The division’s first property on the West Coast, a joint venture property in Ontario, California, that opened in the second quarter, continues to perform well.

“We are encouraged by the steady improvement we are seeing in the marketplace and the continued progress of Baymont Inns & Suites. RevPAR for comparable Baymont Inns & Suites properties was up nearly 3.5% in February, the strongest month of the quarter,” said Marcus.

RevPAR for Marcus Hotels and Resorts increased 7.5% in the third quarter, reflecting improved performance at the majority of the division’s properties. “This solid improvement in revenues did not translate to the bottom line due to favorable real estate tax adjustments in the third quarter of last year and expenses this year related to a new joint venture project in Las Vegas,” said Marcus.

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In January, the division announced plans for the joint venture Platinum Suite Hotel & Spa development in Las Vegas. Marcus Hotels and Resorts will participate in the development of the property and will manage the project when it is completed. The Platinum Suite Hotel & Spa will feature 255 condominium units, plus a luxury spa, swimming pools, meeting space, restaurants and lounges, in an atmosphere designed to set the property apart from the typical Las Vegas experience. Construction for the project, which is located one block east of the Las Vegas Strip near the Bellagio, Bally’s and Caesars Palace casinos, is expected to begin later this year.

Marcus added that the division’s new destination spa at the Miramonte Resort in Indian Wells, California, will open shortly.

“We are encouraged by the continued improvement in the economy and the lodging industry forecasts for the months and year ahead. Our theatre division has a strong start to the fourth quarter. The upcoming movie product through the end of our fiscal year in May appears very solid, and the summer looks particularly promising. We look forward to continued progress in the final quarter of the year,” said Marcus.

Marcus Corporation management will host a conference call today, March 18, 2004, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5507. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, March 25, 2004 by dialing 1-888-203-1112 and entering the passcode 491240. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

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Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company’s limited-service lodging division operates or franchises 178 Baymont Inns & Suites in 32 states, seven Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas and one Budgetel Inn in Wisconsin. Marcus Theatres owns or manages 493 screens at 46 locations in Wisconsin, Ohio, Illinois and Minnesota, and one family entertainment center in Wisconsin. Marcus Hotels and Resorts owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to successfully define and build the Baymont brand within the “limited-service, mid-price without food and beverage” segment of the lodging industry; (ii) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (iii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iv) the effects of adverse economic conditions in our markets, particularly with respect to our limited-service lodging and hotels and resorts divisions; (v) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (vi) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vii) the effects of competitive conditions in the markets served by us; (viii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (ix) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Feb. 26, 2004	Feb. 27, 2003	Feb. 26, 2004	Feb. 27, 2003
Revenues:
Rooms and telephone	$35,111	$34,714	$130,668	$129,106
Theatre admissions	26,441	26,854	77,652	76,737
Theatre concessions	12,427	12,388	35,876	35,420
Food and beverage	9,066	8,204	28,209	25,814
Other revenues	11,386	9,826	37,469	33,273

Total revenues	94,431	91,986	309,874	300,350
Costs and expenses:
Rooms and telephone	18,812	18,204	60,341	58,884
Theatre operations	20,494	20,199	59,978	58,699
Theatre concessions	2,721	2,651	7,914	7,925
Food and beverage	7,483	6,725	21,961	19,923
Advertising and marketing	6,332	6,744	20,987	21,439
Administrative	9,899	10,257	31,000	30,367
Depreciation and amortization	11,553	11,246	34,197	34,112
Rent	594	628	1,813	1,845
Property taxes	4,064	3,095	11,490	11,364
Pre-opening expenses	118	18	273	21
Other operating expenses	4,914	4,469	16,095	15,114

Total costs and expenses	86,984	84,236	266,049	259,693

Operating income	7,447	7,750	43,825	40,657
Other income (expense):
Investment income (loss)	420	(1,577)	1,411	(342)
Interest expense	(4,013)	(4,809)	(12,603)	(15,106)
Gain (loss) on disposition of property,
equipment and investments in joint
ventures	(46)	1,539	759	2,859

	(3,639)	(4,847)	(10,433)	(12,589)

Earnings from continuing operations
before income taxes	3,808	2,903	33,392	28,068
Income taxes	1,524	1,168	13,360	11,410

Earnings from continuing operations	2,284	1,735	20,032	16,658
Discontinued operations:
Gain on sale of discontinued operations,
net of applicable income taxes	--	--	--	1,216

Net earnings	$2,284	$1,735	$20,032	$17,874

Earnings per share - basic:
Continuing operations	$0.08	$0.06	$0.68	$0.57
Discontinued operations	--	--	--	0.04

Net earnings per share	$0.08	$0.06	$0.68	$0.61

Earnings per share - diluted:
Continuing operations	$0.08	$0.06	$0.67	$0.57
Discontinued operations	--	--	--	0.04

Net earnings per share	$0.08	$0.06	$0.67	$0.61

Weighted average shares outstanding:
Basic	29,664	29,389	29,580	29,365
Diluted	29,939	29,542	29,779	29,533

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	February 26, 2004	May 29, 2003
Assets:
Cash and cash equivalents	$3,490	$6,039
Accounts and notes receivable	19,555	29,685
Refundable income taxes	--	4,032
Real estate and development costs	6,788	5,338
Other current assets	9,930	5,771
Property and equipment - net	650,053	655,803
Other assets	51,799	48,789

Total Assets	$741,615	$755,457

Liabilities and Shareholders' Equity:
Accounts and notes payable	$14,855	$22,188
Income taxes	1,595	--
Taxes other than income taxes	11,969	13,682
Other current liabilities	24,442	18,110
Current maturities of long-term debt	46,617	72,906
Long-term debt	196,139	203,307
Deferred income taxes	40,326	38,768
Deferred compensation and other	17,717	16,596
Shareholders' equity	387,955	369,900

Total Liabilities and Shareholders' Equity	$741,615	$755,457

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Limited- Service Lodging	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended Feb. 26, 2004
Revenues	$26,855	$40,850	$26,382	$344	$94,431
Operating income (loss)	73	10,387	(1,377)	(1,636)	7,447
13 Weeks Ended Feb. 27, 2003
Revenues	$26,745	$40,852	$24,105	$284	$91,986
Operating income (loss)	(425)	10,684	(636)	(1,873)	7,750
39 Weeks Ended Feb. 26, 2004
Revenues	$94,373	$119,340	$95,259	$902	$309,874
Operating income (loss)	10,739	30,246	8,596	(5,756)	43,825
39 Weeks Ended Feb. 27, 2003
Revenues	$94,737	$116,225	$88,250	$1,138	$300,350
Operating income (loss)	9,841	28,416	7,885	(5,485)	40,657

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.